The President's Letter

To Starrett Stockholders and All Starrett Personnel:

I would like to share with you my thoughts on our year and to comment on some of the opportunities and risks we may encounter in the future.

We have seen an improvement in most segments of our business during the last three quarters of our financial year, but true to our historical trend, we have lagged the improved economy and have been slower to benefit than other companies.

Our sales hit bottom during the first quarter, but still increased 2% year-on-year and 10% during the last six months. Even though we incurred a loss for the year, much of it was attributable to the impact of the government investigation on earnings of over $4 million pretax and was not reflective of the progress we have made on the initiatives begun in fiscal 2002.
These initiatives to reduce inventories and product lines, shorten lead-times, consolidate manufacturing, and streamline SG&A functions are ongoing and helped contribute to the generation of positive cash flow during this fiscal year.

The silver lining in all of this is that the government investigation is now behind us. We have agreed to a settlement with the government of $500,000. While I personally would have preferred my day in court, entering into this settlement is the financially prudent decision for our shareholders and employees, as it avoids a protracted and expensive fight. This settlement puts to bed all claims by the government against the Company and compensates the government for the time they have spent on the investigation since 2002. The total charge taken in the fourth quarter was $1.1 million, which includes the settlement and legal costs to button up the government investigation. With this behind us, let me review some of our successes during the year.

Beginning in January, we started to see the benefits of our R&D investments with the introduction of our new bi-metal uniqueT saw product lines. This is a proprietary raw material processing technology that we introduced internationally in the second quarter of 2004, which will result in better performing saw products that we believe will be highly valued by our customers. We will continue to apply this innovative technology with the introduction of additional new products through fiscal 2005 and beyond.

Last year I indicated we were concentrating much of our efforts on growing international markets. Our global focus has never been more evident. Our Brazilian operation was our best performing location this year. We began to see improvement at the tail end of last year and have finished the year with an increase in sales of 6% in their own currency and benefited from the full utilization of our new bi-metal uniqueT processing line.

Our Scotland operations were hurt by a relatively weak European economy and the expense of consolidating the manufacture of optical profile projectors, previously done in Skipton, England, into the Scotland facility. This consolidation will start to pay for itself during the next fiscal year.

In China, we continue to expand our breadth of operations and completed the installation of assembly and production lines for selected precision tools and two saw product categories. We have continued our investment in sales and sales infrastructure and we had the opportunity during the year to introduce our new bi-metal uniqueT saw program by hosting an international sales meeting for Starrett personnel and a broad-base of distribution partners from around the world.

In concert with our plans to lower costs, we have closed our level manufacturing plant in Pennsylvania and, as part of a consolidation effort in our Hardware Division, are in the process of moving this to the Dominican Republic where we will have access to lower production costs located in this hemisphere.

In North America, we created a separate sales team to penetrate the hardware and construction trades in our drive for more channel diversification. We have introduced and added selected product line extensions to broaden the product range. In the coming year, we will feature our new bi-metal uniqueT saw product offering that will span several saw product categories.

In the industrial channels, we have made changes to our sales structure to better focus our efforts on precision tools and saw blades. This concentration of effort, in addition to new product introductions in the precision measuring tool category and the launch of GladiatorT, a line of band saw blades featuring new tooth geometry, will generate new opportunities for growth.

SALES AND INCOME
Our net sales for fiscal year ended June 2004 were $180 million. This is up 2% from last year's $176 million. The good news is that the trend was up this year compared to being down last year. Most encouraging is the fact that domestic sales have started to improve and in fact are up 10% over last year for the last six months of the fiscal year. Our net loss was $2.4 million ($.35 per share) compared to $10.6 million ($1.60 per share) last year. However, several unusual items discussed above and in the financial statements are affecting year to year comparability. In 2003, we had charges of $.92 per share for the write-off of goodwill and $.35 per share for CMM investigation and inventory related charges. This year had charges of $.09 per share for facility relocations/closures and an additional $.43 per share in connection with the CMM division. In both years we had LIFO inventory liquidation benefits ($.15 per share in fiscal 2004 and $.09 per share in fiscal 2003) that probably won't continue in the future. Without these items, we are looking at a small profit of $.02 per share compared to a $.42 per share loss last year. Cost cutting measures and more domestic factory hours are beginning to have an effect.

DIVIDENDS
We held the quarterly dividend level at $0.10 per share this year. We have set a level we feel we can maintain and still not short the Company for cash. We know that many stockholders count on this regular income and we also take a long-term view of our business and wish to retain enough cash to be able to improve our plant and equipment and otherwise invest in the future.

FINANCIAL CONDITION
Our financial condition remains strong with a current ratio of 5.4 to one and net working capital of $100 million. Book value per share is $24.42 at the end of this year compared to $24.77 last year. In addition to dividends and normal earnings retained in the business, fluctuations in foreign currencies, pension fund condition, and treasury stock activity can have a significant effect on our book value per share. We have cut way back on treasury stock purchases in the past few years in order to conserve cash. The stock activity shown in our financial statements has to do with our employee stock plans. Our cash position continued to improve during the year, mainly because of the significant inventory reductions that have taken place, and is up $10 million to $35 million.

PLANT ADDITIONS
Once again, plant additions are well below our annual depreciation charge, reflecting our efforts to conserve cash. The Company made capital expenditures for plant and equipment of about $6.3 million in 2004 compared to $5.9 million in 2003. Depreciation for the year was $10.9 million compared to $11.0 million in 2003.

EMPLOYEE STOCKHOLDERS
During fiscal 2004, 52 options for 3,322 shares were exercised by employees. As of June 26, 2004 employees of the Company hold options for 73,547 shares that can be exercised over the next two years. Our experience over the years has been that employee stock ownership contributes to the success of a Company, which is good for all stockholders and employees. Present and former employees hold almost half of the Company's outstanding stock. In addition, over 50% of our domestic employees are participants in one or more of our stock plans.

TREASURY STOCK
During 2004, the Company purchased 40,000 shares of its own stock for the treasury at a cost of $632,000. These shares were purchased from the Company's 401(k) plan in order to maintain its liquidity needs. Consistent with cash needs, the Company may acquire additional shares from time to time, both on the New York Stock Exchange and in private transactions. This is to have stock available for miscellaneous corporate purposes and to reduce the dilutive effect on existing stockholders of the issuance of shares under the various employee stock ownership plans.

GENERAL COMMENTS
Risks and Challenges - The risks to our business are many and multifaceted. The major issues that I see are these. Overcapacity in our industry and lower cost imports will continue to put downward price pressure on our products. The high cost of doing business in the U.S. in the form of increased medical expenses, energy, steel, and compliance compounds the effects of the price pressures. Distribution consolidation and erosion of the U.S. manufacturing base is a risk for North America and for many of the developed countries in Western Europe. While we can't eliminate these risks, we can endeavor to minimize them. In order to do that, the challenge in front of the Company is to grow our brand globally. This entails brand maintenance in developed and high-share countries and brand growth in developing and low-share markets. We need to achieve lower overall costs, and improve lead-times in our delivery systems. The distribution challenges are to realign our distributor relationships and secure more profitable distribution partnerships while diversifying our distribution channels.

Government Investigation - A few closing thoughts on the government investigation. While I am pleased to see this issue in the rearview mirror, this does not mean I think justice was served. The most disturbing issue is that all shareholders suffered economic harm because of unsubstantiated allegations leaked to The Wall Street Journal in apparent violation of the seal order. Legal reform is sorely needed in the U.S., and until we adopt the British loser-pays-legal-costs system, we shall continue to see a proliferation of lawsuits.

Directors - During the year, we had two additions to the Board. Terry Piper joined the Board replacing George Webber, who is still our Vice President of the Webber Gage division. Terry is CEO and President of Precision Steel Warehouse, Inc., a Berkshire Hathaway Company, and someone we can all rely on for good, sound advice and industry knowledge. I would like to thank George Webber for the wisdom and guidance he has given the Board for the past 41 years. Bob Montgomery replaced Bill Hurley on our Board and comes with a wealth of knowledge from the Columbus McKinnon Corporation, where he served as Executive Vice President, CFO, and Director for 30 years, and brings financial savvy and experience to the Board. I look forward to working closely with the two of them.

Election 2004 - By the time you receive this letter, the convention extravaganzas in Boston and New York will be behind us. Facing us are the November elections and they will have an important bearing on the direction that the country takes over the next four years. Each and every one of you will have to make your own decisions on the merits of the candidates, and while world events and foreign policy will be a hot topic, the battleground should and will be fought on the economy, job creation, and wages. The government's job is to provide an environment that is conducive to the growth of business and the creation of jobs in the country. Unfortunately, in regard to international trade, neither candidate understands the difference between protectionism and fair trade. This is an important election and the differences between President Bush and Senator Kerry are as clear as a bell. In my personal view, whether you credit or criticize President Bush for his policies and actions, what you see is what you get. On the other hand, Senator Kerry, our long-time senator from Massachusetts, has positioned himself as a champion of job creation and the working man. I have a difficult time swallowing this line based on what he has done in Massachusetts and his voting record on pro-manufacturing initiatives. I encourage all of you to go to the polls in November and vote for the candidate who you believe will protect America and American industry in this rapidly changing world.

I would like to thank all of our dedicated personnel around the world for stepping forward during this year and rising to the challenges with dedication and drive. I look forward to working with all of you during the upcoming year.

S/D.A.Starrett
President and CEO
August 31, 2004